Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of NationsHealth, Inc. (the “Company”) for the registration of an aggregate 1,802,977 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued under the RGGPLS Holding Inc. Stock Bonus Plan & Trust, of our report dated February 18, 2005, except for Note 12, as to which the date is February 28, 2005, with respect to the restated consolidated and combined financial statements of NationsHealth, Inc. contained in the Annual Report on Form 10-KSB/A which was previously filed by NationsHealth, Inc. with the Securities and Exchange Commission on May 13, 2005.

/s/ RACHLIN COHEN & HOLTZ LLP
Rachlin Cohen & Holtz LLP

Fort Lauderdale, Florida
June 24, 2005